Exhibit 99.1

Press Release

Inova achieves record Revenue and EBITDA for Quarter ending July 2010

Santa Monica, CA October 25, 2010. Inova Technology (“INVA”) has released its 10Q for the quarter ending July 2010.

EBITDA for the quarter ending July 31, 2010 was $770,231.

Net revenues increased from $4,934,674 in the three-month period ending July 31, 2009 to $7,868,228 for the three-month period ending July 31, 2010.

Inova’s network solutions business, Desert Communications, has successfully installed several projects in Texas schools during the quarter while continuing to building its backlog. Inova’s RFID business, Trakkers, provided lead retrieval and scanning solutions to several trade shows during the quarter as well as booking new events.

“We are very excited about the fact that we achieved record revenue and EBITDA for the July 2010 quarter in this challenging business environment. The management and employees of our two main subsidiaries have been successfully executing our expansion plans”, said CEO, Mr. Adam Radly.

Following end of year results Inova announced a stock dividend. The record date for the stock dividend is October 30, 2010.

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.invoatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.